EXHIBIT 10.42


                  J NET ENTERPRISES, INC. AND SUBSIDIARIES
             INDEX TO FINANCIAL STATEMENTS, SUPPLEMENTARY DATA
                      AND FINANCIAL STATEMENT SCHEDULES
                              [ITEMS 8 AND 15(a)]

(1)  FINANCIAL STATEMENTS:

     Report of Independent Auditors

     Consolidated Balance Sheet
     June 1, 2004

     Consolidated Statement of Operations
     Eleven Months Ended June 1, 2004

     Consolidated Statement of Stockholders' Equity
     Eleven Months Ended June 1, 2004

     Consolidated Statement of Cash Flows
     Eleven Months Ended June 1, 2004

     Notes to Consolidated Financial Statements

(2)  SUPPLEMENTARY DATA:

     Summarized Quarterly Financial Information (Unaudited)
     Eleven Months Ended June 1, 2004

Certain financial statement schedules are omitted because the required information is provided in the Consolidated Financial Statements or the notes thereto.

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

          Report of Independent Registered Public Accounting Firm
          _______________________________________________________

We have audited the accompanying consolidated balance sheet of J Net Enterprises, Inc. and Subsidiaries as of June 1, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the eleven months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of J Net Enterprises, Inc. and Subsidiaries as of June 1, 2004, and the consolidated results of their operations and their cash flows for the eleven months then ended, in conformity with U.S. generally accepted accounting principles.


                                           CF & Co., L.L.P.

Dallas, Texas
September 24, 2004

                 J NET ENTERPRISES, INC. AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEET
                               JUNE 1, 2004
                           (Dollars in thousands)

ASSETS
______

Current assets:
  Cash and cash equivalents                         $ 11,564
    Short-term investments                             4,954
    Accounts receivable                                  147
    Prepaid expenses                                      41
    Other current assets                                 266
                                                    ________
      Total current assets                            16,972

Investments in technology-related businesses           2,000

Property and equipment,  net of accumulated
  depreciation                                            61

Other non-current assets                                 684
                                                    ________
      Total assets                                  $ 19,717
                                                    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
____________________________________

Current liabilities:
  Accounts payable and accrued expenses             $  3,132
  Federal income taxes payable                         1,373
  Deferred revenue and customer deposits                 712
                                                    ________
      Total current liabilities                        5,217
                                                    ________

Deferred rent                                            174
Other non-current liabilities                            212

Commitments and contingencies (Note 9)

Stockholders' equity:
  Preferred stock - authorized 1,000,000
    shares of $1 par value; none issued                    -
  Common stock - authorized 60,000,000 shares
    of $.01 par value; 10,233,470 shares issued          102
  Additional paid-in capital                          75,250
  Accumulated deficit                                (45,183)
  Less 1,694,449 shares of common stock in
    treasury at cost                                 (16,055)
                                                    ________
      Total stockholders' equity                      14,114
                                                    ________
      Total liabilities and stockholders' equity    $ 19,717
                                                    ========

See Notes to Consolidated Financial Statements.

                  J NET ENTERPRISES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF OPERATIONS
                     ELEVEN MONTHS ENDED JUNE 1, 2004
                (Dollars in thousands, except per share data)

Revenues, net:
  Product licenses                           $    48
  Maintenance                                  1,537
  Services                                       662
                                             _______
    Total revenues, net                        2,247
                                             _______
Cost of revenues:
  Product licenses                                 -
  Maintenance                                    169
  Services                                       480
    Total cost of revenues                       649
                                             _______
Gross profit                                   1,598

Operating expenses:
  Research and development                       620
  General and administrative                   2,920
                                             _______
    Total operating expenses                   3,540
                                             _______

Operating loss                                (1,942)
                                             _______

Other income (expense):
  Interest and other income                    1,181
  Interest expense                              (100)
                                             _______
    Total other income (expense)               1,081
                                             _______

Loss before income taxes                        (861)

Provision (benefit) for income taxes          (5,537)

Net income                                   $ 4,676
                                             =======

Basic and diluted earnings per share         $   .55
                                             =======

See Notes to Consolidated Financial Statements.

                              J NET ENTERPRISES, INC. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  ELEVEN MONTHS ENDED JUNE 1, 2004
                                  (Dollars and shares in thousands)



                           Common Stock     Additional   Retained      Treasury Stock
                          _____________       Paid-In    Earnings    __________________
                          Shares Amount       Capital    (Deficit)   Shares     Amount    Totals
                          ______ ______     __________   _________   _______   ________   ______
Balance June 30, 2003     10,233  $102        $75,250    $(49,859)   (1,709)   $(16,054)  $ 9,439

Treasury Stock
  adjustment (a)                                                         15

Repurchases of common
  stock                                                                   -          (1)       (1)
    Net income                                              4,676                           4,676
                          ______  ____        _______    ________    ______    ________   _______
Balance June 1, 2004      10,233  $102        $75,250    $(45,183)   (1,694)   $(16,055)  $14,114
                                  =========  ======          =========      ==========      ========     ===========    ==========

(a)  On October 1, 2003, treasury shares were reduced by 14,900 shares to reflect shares which were never delivered and settled per the Company's transfer agent.

See Notes to Consolidated Financial Statements.

                  J NET ENTERPRISES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENT OF CASH FLOWS
                       ELEVEN MONTHS ENDED JUNE 1, 2004
                             (Dollars in thousands)

Operating activities:
  Net income                                           $  4,676
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
      Depreciation                                           18
      Deferred income taxes                              (6,910)

    Changes in assets and liabilities:
      Short-term investments                               (629)
      Prepaid expenses and other current assets            (289)
      Other non-current assets                               51
      Income taxes payable                                1,373
      Accounts payable and other current liabilities       (267)
      Deferred revenue and customer deposits                 23
      Deferred rent                                         (19)
                                                       ________
        Net cash used in operating activities            (1,973)
                                                       ________

Investing activities:
  Redemption of short-term investments                    8,000
                                                       ________
        Net cash provided by investing activities         8,000
                                                       ________

Financing activities:
  Net cash provided by financing activities                   -
                                                       ________

Net increase in cash and cash equivalents                 6,027
Cash and cash equivalents at beginning of year            5,537
                                                       ________
Cash and cash equivalents at end of year               $ 11,564
                                                       ========

Supplemental disclosures of cash flow data:
None

Non-cash investing and financing activities:
None

See Notes to Consolidated Financial Statements.
                  J NET ENTERPRISES, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Significant Accounting Policies and Business
Business:
J Net Enterprises, Inc. ("J Net" or the "Company") is a holding company with concentrated investments in enterprise software ("E-Commerce
Operations") and technology infrastructure companies (the "Technology-Related Businesses").

E-Commerce Operations are conducted through IW Holdings, Inc. ("IWH"), a wholly owned subsidiary of the Company and the successor to the business formerly conducted by InterWorld Corporation ("InterWorld"), a 95.3% owned inactive subsidiary of the Company.

J Net also holds minority investments in other technology companies including, but not limited to, systems development and software companies. These investments are held directly by the Company, or by J Net Ventures I, LLC (the "Fund" or "Ventures I"), a fund which is 100% owned and managed by the Company.

On June 2, 2004, the Company issued 9,095,716 shares of its common stock to acquire the stock of Epoch Investment Partners, Inc. ("Epoch"), a firm that is engaged in the investment management and investment advisory services. The shares issued by the Company represent 51% of the issued and outstanding common stock of J Net. Therefore, the transaction is being accounted for as a reverse merger. Beginning June 2, 2004, the historical financial statements of the Company will become those of Epoch. The Company intends for investment management and investment advisory services to become its sole line of business.

Business segments:
The Company has two reportable business segments: E-Commerce Operations and Technology-Related Businesses. Segment results reported exclude the effect of transactions between the Company and its subsidiaries. Assets are the owned assets used by each operating segment. After June 1, 2004, investment management and investment advisory services will become the sole business segment of the Company. The Management of J Net has adopted a plan to dispose of the E-Commerce Operations and will no longer pursue Technology-Related Businesses.

Principles of consolidation and basis of presentation:
The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions are eliminated. The Company's fiscal year ends on June 30. Unless the context indicates otherwise, references to "2004" are for the eleven months ended June 1, 2004, the period of time prior to the business combination with Epoch.

Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

Cash equivalents:
Cash equivalents are liquid investments comprised primarily of debt instruments and money market accounts with maturities of three months or less when acquired. Cash equivalents are stated at cost which approximates fair value due to their short maturity.

Short-term investments:
The Company owns short-term investments in Mariner Partners, L.P. ("Mariner"), a private investment fund. J Net can withdraw all or a portion of its investment upon 45 days prior written notice. The Company classifies those securities as short-term investments and records changes in the value of the accounts in the item captioned interest and other income in the accompanying Consolidated Statement of Operations.

Fair value of financial instruments:
The carrying value of certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities.

The consolidated balance sheet as of June 1, 2004 contains approximately $1.7 million of unsecured creditor liabilities of InterWorld. On May 25, 2004, InterWorld, which is insolvent by nature of foreclosure on loans made to InterWorld by J Net, filed a voluntary Chapter 7 Bankruptcy petition in the Southern District of New York. Management expects, but cannot provide assurance, that the liabilities will be discharged as a result of the bankruptcy.

Financial instruments with concentration of credit risk:
The financial instruments that potentially subject J Net to concentrations of credit risk consist principally of cash and cash equivalents. J Net maintains cash and certain cash equivalents with financial institutions in amounts which, at times, may be in excess of the FDIC insurance limits. J Net's cash equivalents are invested in several high-grade securities which limit J Net's exposure to concentrations of credit risk.

The Company owns short-term investments which are managed by Mariner.

Investments in Technology-Related Businesses:
The various interests that the Company has acquired in Technology-Related Businesses are accounted for under the cost method.

It is the policy of the Company to evaluate its investments in Technology-Related Businesses for possible impairment on a quarterly basis.
Management uses a number of different criteria when evaluating an asset for possible impairment. Indicators such as significant decreases in market value of an investment, discounted cash flow analyses, adverse changes in the business climate or legal matters, losses of significant customers or new technologies which could accelerate obsolescence of business products and sustained operating losses and cash flows which cannot be resolved or improved within a reasonable amount of time to justify continued business operations are used by Management when making its evaluations.

Stock-based compensation:
The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and the pro forma disclosures required in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") to account for employee based stock compensation using the fair market value method. The Company also follows the provisions contained within the Financial Accounting Standards Board of the American Institute of Certified Public Accountants ("AICPA") Interpretation 44 ("FIN 44"), which provides clarification on the application of APB 25.

When the Company issues stock-based compensation awards to non-employees or Directors, the grants are accounted for in accordance with the Emerging Issues Task Force Issue 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18").

The Company measures the fair value of equity instruments for employee and non-employee grants using the Black-Scholes option pricing model.

In 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" ("SFAS 148"). This statement amended certain disclosure provisions in SFAS 123 and Accounting Principles Board Opinion No. 28, "Interim Financial Reporting". The Company adopted the provisions of SFAS 148 beginning March 31, 2003.

The following table discloses pro forma amounts for net loss and basic and diluted loss per share for 2004 assuming compensation cost for employee and director stock options had been determined using the fair value-based method prescribed by SFAS 123. The pro forma results may not be representative of the effects of options on net income in future years.
The model assumes no expected future dividend payments on the Company's Common Stock for the options granted (dollars in thousands, except per share data):

Net income (loss):
  As reported                                   $4,676
  Fair value of grants to employees                  -
  Fair value of grants to Directors                  -
                                                ______
    Pro forma                                   $4,676
                                                ======

Basic and diluted earnings per share:
  As reported                                   $  .55
  Pro forma                                     $  .55

Weighted average assumptions:
  Expected stock price volatility                    -
  Risk-free interest rate                            -
  Expected option lives (in years)                   -
  Estimated fair value of options granted       $    -

The Company's 1992 Stock Option Plan expired on September 30, 2002. As a result of the contractual termination of the stock option plan, no additional options have been granted.

Property and equipment:
Leasehold improvements and other property and equipment are recorded at cost and are depreciated on a straight-line basis over the shorter of estimated useful life of the asset or lease terms, as applicable, as follows: 2 to 7 years for equipment and 3 to 10 years for leasehold improvements. Property sold or retired is eliminated from the accounts in the period of disposition.

Income taxes:
The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires that deferred tax assets and liabilities arising from temporary differences between book and tax basis will be recognized using enacted rates at the time such temporary differences reverse. In the case of deferred tax assets, SFAS 109 requires a reduction in deferred tax assets if it is more likely than not that some portion or all of the deferred tax will not be realized.

As of June 1, 2004, there are accumulated deferred tax assets of $19.8 million, which are offset by a valuation allowance pursuant to SFAS 109. Such losses are limited by certain Internal Revenue Service regulations. While management continues to take actions required to turn the Company profitable, the ability to generate income at levels sufficient to realize the accumulated deferred benefits is not determinable at this time.

Revenue recognition:
The Company follows AICPA Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by SOP 98-4, further amended by SOP 98-9, and Staff Accounting Bulletin 101. These pronouncements provide guidance on when revenue should be recognized and in what amounts as well as what portion of licensing transactions should be deferred.

Revenue under multiple element arrangements is allocated to each element using the "residual method", in accordance with SOP No. 98-9. Under the residual method, the arrangement fee is recognized as follows: (a) the total fair value of the undelivered elements, as indicated by vendor-specific objective evidence, is deferred and (b) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. Software license agreements generally include two elements: the software license and post-contract customer support. The Company has established sufficient vendor-specific objective evidence for the value of maintenance and post-contract customer support services based on the price when these elements are sold separately and/or when stated renewal rates for maintenance and post-contract customer support services are included in the agreement, and the actual renewal rate achieved.

Product licenses:
Revenue from the licensing of software products is recognized upon shipment to the customer, pursuant to an executed software licensing agreement when no significant vendor obligations exist and collection is probable. If acceptance by the customer is required, revenue is recognized upon customer acceptance. Amounts received from customers in advance of product shipment or customer acceptance are classified as deposits from customers. Other licensing arrangements such as reseller agreements, typically provide for license fees payable to the Company based on a percentage of the list price for the software products. The license revenues are generally recognized when shipment by the reseller occurs or when collection is probable.

Contracts for product licenses where professional services require significant production, modification or customization are recognized on a percentage of completion basis.

Services revenue:
Revenue from professional services, such as custom development and installation and integration support is recognized as the services are rendered and requirements contained within the contracts are satisfied.

Maintenance revenue:
Revenue from maintenance and post-contract customer support services, such as telephone support and product enhancements is recognized ratably over the period of the agreement under which the services are provided, typically one year. Recognition of revenue is deferred until payments from customers are received for maintenance and support.

Deferred revenue consists principally of billings in advance for services and support not yet provided.

Note 2 - Investments In Technology-Related Businesses
In fiscal 2000, the Company changed its primary business focus to an investment manager and investor/incubator in technology-related companies. Between March 2000 and November 2000, J Net made investments in eleven companies, including its initial investment in InterWorld.

As of June 1, 2004, four of these investments continue operations: Tellme Networks, Inc., eStara, Inc., Strategic Data Corporation and certain companies contained in Meister Brothers Investment portfolio. The Company uses the cost method of accounting for each of these investments. The Company continues to ascribe value to its investment in Tellme Networks, Inc. The other investments have been written off.

There have been no investments in Technology-Related Businesses since July 2001. Management has focused its efforts toward achieving profitability in the E-Commerce Operations and identifying strategic acquisitions of operating businesses as opposed to minority interest based incubation operations. Accordingly, the Company does not plan to reinitiate investments in Technology-Related Businesses.

In September 2000, the Company purchased 136,500 shares of Series "D" Preferred Stock of Tellme Networks, Inc. ("Tellme"), representing less than 1% voting interest in Tellme, and applied the cost method to account for its investment. Tellme is a non public company that provides voice technology that delivers information from the Internet over the phone. Tellme has sufficient cash and liquid investments to fund operations for several years. It is the policy of the Company to evaluate its investments for possible impairments quarterly. Recent forecasts continue to call for improved operations at Tellme. Management believes there are no indicators of impairment for this investment.

Note 3 - Accounts payable and accrued expenses
Accounts payable and accrued expenses consist of the following at June 1, 2004 (dollars in thousands):

Trade accounts payable                       $2,435
Accrued professional fees                       419
Accrued employee benefits                       108
Other                                           170
                                             ______
  Totals                                     $3,132
                                             ======
Note 4 - Earnings Per Share
Basic earnings per share is computed by dividing net income from operations by the weighted average number of shares outstanding during each period. Diluted earnings per share is computed by dividing net income from operations by the weighted average number of common and common equivalent shares outstanding during the period. The calculation of earnings per share excluded shares of issued and outstanding options to purchase 1,488,000 shares of the Company's Common Stock as their effect was antidilutive.


The following is the amount of income and number of shares used in the basic and diluted earnings per share computations for operations (dollars and shares in thousands, except per share data):

Basic earnings per share:
  Net income                                         $4,676
                                                     ======

Shares:
  Weighted average number of common shares
    outstanding                                       8,535
                                                     ======

Basic earnings per share                             $  .55
                                                     ======

Diluted earnings per share:
  Net income                                         $4,676
                                                     ======

Shares:
  Weighted average number of common shares and
    common share equivalents outstanding              8,535
                                                     ======

Diluted earnings per share                           $  .55
                                                     ======

Note 5 - Stockholders' Equity, Stock Options and Defined Contribution Plan Rights plan:
In June 1994, the Board approved a Stockholder Rights Plan. On July 11, 1994, J Net declared a dividend distribution of one Preferred Stock purchase right (the "Rights") payable on each outstanding share of the Company's Common Stock, as of July 15, 1994. The Rights became exercisable only in the event, with certain exceptions, an acquiring party accumulated 15% or more of J Net's voting stock, or if a party announced an offer to acquire 30% or more of J Net's voting stock. Each Right entitled the holder to purchase one-hundredth of a share of a Series A Junior Preferred Stock at a price of $30. In addition, upon the occurrence of certain events, holders of the Rights were entitled to purchase either J Net's Preferred Stock or shares in an "acquiring entity" at half of market value.

The June 2, 2004 business combination with Epoch did not create an event which would have created Rights contemplated by the Stockholder Rights Plan. The Stockholder Rights Plan expired according to its terms on July 15, 2004.

Stock option plans:
On January 12, 1993, J Net's stockholders approved the 1992 Incentive and Non-qualified Stock Option Plan (the "1992 Plan"). On August 17, 1994, the Board adopted certain amendments (the "Amendments") to the 1992 Plan which were approved by J Net's stockholders on January 10, 1995. The Amendments increased the number of shares of J Net's Common Stock authorized for issuance pursuant to the 1992 Plan from 1,045,000 to 2,545,000. The 1992 Plan terminated in accordance with its terms on September 30, 2002.
Options outstanding at the termination date totaled 877,500 and will remain outstanding until they are exercised or expired.

Changes in options outstanding under the 1992 stock option plan are summarized below (shares in thousands):

                                                         Weighted
                                                         Average
                                                         Exercise
                                              Shares      Price
                                              ______    __________
Fixed options:
  Outstanding at beginning of year              878        $9.02
  Granted                                         -            -
  Exercised                                       -            -
  Cancelled                                       -            -
  Automatic grant to directors                    -            -
                                                ___        _____
  Outstanding at end of period                  878        $9.02
                                                ===        =====
Options exercisable at end of
  period                                        878        $9.02
                                                ===        =====
Weighted average fair value of
  options granted during the period               -        $   -
                                                ===        =====
The following table summarizes information about the 1992 Plan stock options outstanding at June 1, 2004 (shares in thousands):

                Options Outstanding              Options Exercisable
_________________________________________ ________________________________
                                          Weighted                Weighted
     Range of                  Remaining  Average                 Average
     Exercise      Number     Contractual Exercise    Number      Exercise
      Prices     Outstanding     Life      Price    Exercisable    Price
_______________  ___________  ___________ ________  ___________   ________

$ 4.00              137       2.08 years   $ 4.00       137       $ 4.00
$ 8.75 - $ 9.50     203        .93 years   $ 9.19       203       $ 9.19
$10.13 - $10.63     518       5.46 years   $10.16       518       $10.16
$12.00 - $12.44      20       6.08 years   $12.22        20       $12.22

Other nonqualified stock options:
On September 14, 1999, nonqualified stock options to purchase an aggregate of 140,000 shares of Common Stock were granted to the Company's Board of Directors and a non-employee serving as the Company's Secretary at an exercise price of $9.00 per share, the fair market value on the date of grant. The options vested 50% on each of the first and second anniversaries of the date of grant and expire ten years from the date of grant. On October 31, 2001, 30,000 options were cancelled as a result of a director's resignation.

On June 21, 2000, nonqualified stock options to purchase an aggregate of 500,000 shares of Common Stock were granted to the former President and Chief Operating Officer and the former Executive Vice President and Chief Financial Officer at an exercise price of $13.13 per share, the fair market value on the date of the grant. The options vested in thirds on each of the first, second and third anniversaries of the date of grant and expire ten years from the date of the grant. On June 21, 2003, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer's employment contracts expired and were not renewed. The expiration of those contracts did not affect the expiration of the options granted on June 21, 2000.

There were no nonqualified options granted during the eleven months ended June 1, 2004.

Changes in nonqualified options outstanding as of June 1, 2004 are summarized below (shares in thousands):

                                                      Weighted
                                                      Average
                                                      Exercise
                                           Shares      Price
                                           ______     ________
Fixed options:
  Outstanding at beginning of year           610       $12.38
  Granted                                      -            -
  Exercised                                    -            -
  Cancelled                                    -            -
                                             ___       ______
  Outstanding at end of period               610       $12.38

  Options exercisable at end of period       610       $12.38
                                             ===       ======
  Weighted average fair value of
    options granted during the period          -       $    -
                                             ===       ======

The following table summarizes information about nonqualified stock options outstanding at June 1, 2004 (shares in thousands):

                Options Outstanding              Options Exercisable
_________________________________________ ________________________________
                                          Weighted                Weighted
     Range of                  Remaining  Average                 Average
     Exercise      Number     Contractual Exercise    Number      Exercise
      Prices     Outstanding     Life      Price    Exercisable    Price
_______________  ___________  ___________ ________  ___________   ________

$ 9.00 per share     110      5.29 years   $ 9.00       110        $ 9.00
$13.13 per share     500      6.06 years   $13.13       500        $13.13

Defined contribution plan:
Employees may participate in a defined contribution plan which qualifies under Section 401(k) of the Internal Revenue Code. Participants may contribute up to 15% of their gross wages, not to exceed annual limitations set by the Internal Revenue Service regulations. The Company does not contribute separately to the plan or match employee contributions.

Note 6 - Related Party Transactions
One director of J Net is a partner of a law firm that performed legal services for the Company totaling approximately $3 thousand in 2004. Upon closing of the transaction with Epoch, the director resigned effective June 2, 2004.

Note 7 - Federal Income Tax
The components of Federal income tax expense (benefit) at June 1, 2004 are as follows (dollars in thousands):

Federal:
  Current expense (benefit)                         $ 1,373
  Deferred expense (benefit)                         (6,910)
                                                    _______
    Total Federal income tax expense (benefit)      $(5,537)
                                                    =======

A reconciliation of the Federal statutory income tax rate to the effective income tax rate for the eleven months ended June 1, 2004, based on loss from operations before income tax follows:

Statutory rate                                        (35.0)%
Increase (decrease) in tax resulting from:
  Surtax exemption                                      1.0
  Valuation allowance                                  34.0
Recognition of tax refunds, net                      (643.1)
                                                     ______
Effective rate                                       (643.1)%
                                                     ======
The tax items comprising J Net's net deferred tax asset (liability) as of June 1, 2004 are as follows (dollars in thousands):

Equity method losses and impairments              $  8,548
Net operating losses                                 8,274
Capital loss carryforwards                           2,560
Leasehold improvement impairments                      692
Depreciation                                          (303)
Accruals and other                                      57
                                                  ________
  Total                                             19,828
Less valuation allowance                           (19,828)
                                                  ________
Net deferred tax asset                            $      -
                                                  ========

The valuation allowance increased $132 thousand during 2004.

The Company's accumulated net operating losses ("NOL's") total $24.3 million. In addition, there are capital losses totaling $7.5 million.
Both NOL's and capital losses can be carried forward pursuant to Federal tax regulations. The capital loss and operating loss carry forwards will expire in 2007 and 2022, respectively, if not utilized. The Company has experienced operating losses for several years. In addition, approximately $23 million of operating losses are limited by Section 382 limitation pursuant to the Internal Revenue Code. Until profitability can be achieved, there can be no assurance that operating or capital losses can be utilized before they expire.

In March 2002, the Job Creation and Worker Assistance Act or 2002 (the "Act") was signed into law. Among other things, the Act extended the carry-back period for operating losses incurred in fiscal years ended in 2001 and 2002 from two years to five years. Based on this legislation, on November 26, 2002, the Company filed for a refund of Federal income taxes previously paid of $7.66 million. The refund was received in December 2002. The refund is subject to audit by the Internal Revenue Service and the review and approval of the Congressional Joint Committee on Taxation. There can be no assurance as to what part, if any, of such refund will ultimately be allowed. Due to the significance of the refund, Management determined an appropriate amount to reserve pending further review by the Internal Revenue Service. In May 2003, the Internal Revenue Service began an audit of the Company's June 30, 2001 Federal income tax return.

In June 2004, the Company received a report from the Internal Revenue Service assessing $1.4 million, excluding any interest, for income tax refunds received in 2001 and 2002. After consideration of the facts, circumstances and costs that would likely be incurred to protest findings contained in the report, Management elected to pay the assessment as billed and reverse previously deferred tax provisions. While Management believes this payment constitutes full settlement for all issues identified by the Internal Revenue Service, the statute of limitations remains open for periods covered by this assessment. There can be no assurance that other issues will not arise until such statutes expire.

Note 8 - Operating Segments
The Company has two reportable segments: E-Commerce Operations and Technology-Related Businesses. The Technology-Related Businesses include the effect of transactions and operations of the Company's non-consolidated investments. E-Commerce Operations include the results of IWH and its predecessor, InterWorld. All significant intersegment activity has been eliminated. Assets are the owned assets used by each operating segment.

                                           Business Segments
                                        (dollars in thousands)

                                   Eleven Months Ended June 1, 2004
                                  ___________________________________
                                                Technology-
                                                 Related
                                  E-Commerce    Businesses      Total
                                  __________    __________     _______

Revenues                           $ 2,247        $     -      $ 2,247
Cost of revenues                      (649)             -         (649)
Gross Profit                         1,598              -        1,598
Operating expenses                  (1,796)        (1,744)      (3,540)
Other income, net                        5          1,076        1,081
                                   _______        _______      _______
Loss before income taxes              (193)          (668)        (861)
Income tax benefit (expense)            -           5,537        5,537
                                   _______        _______      _______
  Net income (loss)                $  (193)       $ 4,869      $ 4,676
                                   =======        =======      =======

Total assets                       $   268        $19,449      $19,717
                                   =======        =======      =======

Note 9 - Commitments And Contingencies
Legal matters:
The Company is not a party to any legal matters that could have a material impact on its operations as of June 1, 2004. However, InterWorld
Corporation ("InterWorld"), a 95.3% owned inactive subsidiary, which has filed for Chapter 7 bankruptcy, is subject to one claim.

On March 8, 2001, as amended on May 29, 2001, InterWorld received notice that the Securities and Exchange Commission (the "Commission") commenced a formal order directing a private investigation by the Commission with respect to whether InterWorld engaged in violations of Federal Securities Laws as it relates to InterWorld's financial statements, as well as its accounting practices and policies. Also under review by the Commission is certain trading in InterWorld stock. All the above events are related to periods prior to the Company's common stock ownership in InterWorld.

The investigation is confidential and the Commission has advised that the investigation should not be construed as an indication by the Commission or its staff that any violation of law has occurred nor should the investigation be construed as an adverse reflection on any person, entity or security.

Although the Company is unaware of any activity with respect to the investigation for the past two years, InterWorld intends to fully cooperate with the Commission.

From time to time, the Company or its subsidiaries are parties to claims, legal actions and complaints arising in the ordinary course of business. Management believes its defenses are substantial and that its legal position can be successfully defended without material adverse effect on its consolidated financial position.

Leases:
J Net has a noncancellable office lease in New York, New York which expires on December 31, 2010. Future minimum payments under such lease total $3.0 million at June 1, 2004. J Net also has a noncancellable office lease in Plano, Texas. Future minimum payments under such lease, which expires in February 2005, is $72 thousand at June 1, 2004. Future minimum payments under the E-Commerce Operations lease total $40 thousand through October 31, 2004. In January 2002, J Net entered into a sublease agreement for its office lease in New York. The Company remains responsible for its obligations under the original lease. Future minimum receipts from the tenant under the sublease, net of profit sharing with the landlord, are $3.6 million.

Total rent expense by the Technology-Related Businesses segment was $.5 million in 2004. Rent receipts under the sublease through June 1, 2004, net of profit sharing expenses with the primary landlord were $.5 million. Rental expenses for the E-Commerce Operations in 2004 totaled $.3 million.

The following table outlines the consolidated future minimum lease obligations of the Company (dollars in thousands):

                                      Gross                Net Operating
                                    Operating   Sublease      Expense
Year                                 Expense     Income       (Income)
____                                _________   ________   _____________

June 2004                            $   44      $   44       $   -
2005                                    549         537          12
2006                                    481         555         (74)
2007                                    481         569         (88)
2008                                    481         581        (100)
2009 and thereafter                   1,121       1,356        (235)
                                     ______      ______       _____
  Total minimum lease payments       $3,157      $3,642       $(485)
                                     ======      ======       =====

Significant customers and contracts:
During 2004, approximately 47% of consolidated revenues were derived from five customers. Renewals of post production maintenance support from these customers is an important source of operating funds. In addition, new sales are required to achieve profitability and reduce the reliance and associated risks of lost revenues from these significant customers.

Note 10 - Subsequent events:
On June 2, 2004, the Company acquired Epoch Investment Partners, Inc., a company engaged in the investment advisory and investment management business. The Company issued 9,095,716 shares of its common stock to the Epoch stockholders. Immediately following the issuance of these shares, the Epoch stockholders owned 51% of the issued and outstanding shares of the Company. William W. Priest, a co-founder of Epoch, was appointed Chief Executive Officer of the Company on June 18, 2004. The transaction was accounted for as a reverse merger. Accordingly, beginning in June 2004, the historical financial statements of the Company will become those of Epoch. The Company plans to have the investment advisory and investment management businesses be its primary line of business.

A schedule of the purchase cost and fair value adjustments follows (dollars and shares in thousands):

Market value of J Net on June 2, 2004
  (8,539 shares at $1.50 per share)                 $ 12,808
Cost of acquisition                                      917
    Total purchase cost                               13,725
Net tangible assets as of June 1, 2004               (14,114)
                                                    ________
    Negative goodwill                                   (389)

Fair value adjustments:
  Liabilities of InterWorld Corporation, net of
  estimated disposal costs of IWH                     (1,724) (a)
                                                    ________
  Negative goodwill to be pushed down to
    non-current assets                              $ (2,113)
                                                    ========

Non-current assets written down:
  Furniture, fixtures and equipment                 $     61
  Deferred non-current assets                            209
  Cost method investments in
    Technology-Related Businesses                      1,843
                                                    ________
                                                    $  2,113
                                                    ========

(a) InterWorld Corporation, a 95% owned, inactive subsidiary of J Net, filed for Chapter 7 Bankruptcy in May 2004. On September 10, 2004, the Company received notice that the trustee of the InterWorld bankruptcy would file a no asset report for InterWorld. As a result, Management expects the liabilities to be discharged.

Additional shares may also be issued in the future if J Net incurs obligations in excess of $2 million relating to taxes prior to the merger agreement. In the event that such shares are issued, the holders of J Net stock prior to the merger would be diluted.

Management committed to its plan to dispose of the E-Commerce Operations upon closing of the Epoch transaction. On September 9, 2004, the Company completed the sale of the assets of IWH to the former management of IWH. Consideration of $1 million was recognized from the sale represented by the assumption of $466 thousand of liabilities and a $534 thousand note. In addition, the Company received a 19.9% interest in the limited liability company which purchased the assets.

                  J NET ENTERPRISES, INC. AND SUBSIDIARIES
                 SUMMARIZED QUARTERLY FINANCIAL INFORMATION
                      ELEVEN MONTHS ENDED JUNE 1, 2004
                 (Dollars in thousands, except per share data)
                                   (Unaudited)

                                                Quarter
                                _________________________________________
                                                              Two Months
                                                                Ended
                                First     Second     Third   June 1, 2004
                                _____     ______     _____   ____________

Revenues                        $ 707     $ 600      $ 525     $  415
Gross profit                      539       442        327        290
Operating loss                   (406)     (503)      (735)      (298)
Income tax benefit                  -         -          -      5,537
Net income (loss)               $ (91)    $ (69)     $(432)    $5,268
Basic and diluted loss
  per share:                    $(.01)    $(.01)     $(.05)    $  .62